Exhibit (a)(5)(ii)

FOR IMMEDIATE RELEASE

PUTNAM INVESTMENTS ANNOUNCES COMMENCEMENT OF ISSUER
TENDER OFFER FOR AUCTION RATE PREFERRED SECURITIES OF TWO
MUNICIPAL CLOSED- END FUNDS

BOSTON, July 10, 2017—Putnam Investments and the Board of Trustees of the Putnam Funds announced today that Putnam Managed Municipal Income Trust (NYSE: PMM) and Putnam Municipal Opportunities Trust (NYSE: PMO) (each, a “Fund” and, together, the “Funds”) each commenced an issuer tender offer for up to 100% of the outstanding preferred shares (“ARPS”) of each Fund for cash at a price per share equal to 89.75% of liquidation preference of each outstanding series of ARPS, plus any unpaid dividends accrued through August 4, 2017, the expiration date of each tender offer, or such later date to which such tender offer is extended. Additional terms of each tender offer are set forth in each Fund’s tender offer materials, which have been filed with the Securities and Exchange Commission (“SEC”) and will be distributed to ARPS holders.

Each Fund’s tender offer is conditioned upon (1) a third party committing to provide such Fund with financing in such form and content approved by such Fund’s Board of Trustees, (2) in the case of Putnam Management Municipal Income Trust only, if required by the Fund’s Bylaws, the holders of at least a majority of the Fund’s ARPS have affirmatively voted for, or consented to, the Fund’s authorization, creation, or issuance of securities ranking prior to or on parity with the ARPS with respect to the payment of dividends or the distribution of the Fund’s assets upon liquidation, and (3) certain other conditions as outlined in the offer to purchase and in the related letter of transmittal.

Any questions about the tender offers can be directed to AST Fund Solutions, LLC, the Information Agent, toll free at (888) 540-8736, Monday through Friday, 9:00 a.m. to 10:00 p.m. Eastern Time.

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Additional Information and Where to Find It

Each Fund’s tender offer is being made only by an offer to purchase, a related letter of transmittal, and related documents, which have been filed with the SEC as exhibits to a tender offer statement on Schedule TO. These documents contain important information about the Funds and the tender offers. These documents are available for free at the SEC’s website at http://www.sec.gov. Additional copies may be obtained for free by contacting AST Fund Solutions, LLC, the Information Agent, toll free at (888) 540-8736, Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time. ARPS holders should read these documents and related exhibits for the applicable Fund carefully as the documents contain important information about each Fund’s tender offer.

This release is not a prospectus, circular or representation intended for use in the purchase or sale of shares in any fund. Shares of the Funds are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Shares of the Funds involve investment risk, including possible loss of principal. For more complete information about each Fund, including risks, charges, and expenses, please see the fund’s annual and semi-annual shareholder report. You may read and copy any reports or other such filed information at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Funds’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS IN THIS DOCUMENT INCLUDE, AMONG OTHER THINGS, STATEMENTS ABOUT THE EXPIRATION DATE, ALTERNATIVE FINANCING TO REPLACE ARPS TENDERED AND CONDITIONS TO THE TENDER OFFER. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUNDS’ FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

The Funds are closed-end funds. Common shares of the Funds are only available for purchase/sale on the NYSE at the current market price. Common shares may trade at a discount to net asset value.

About Putnam Investments
Founded in 1937, Putnam Investments is a global money management firm with 80 years of investment experience. At the end of April 2017, Putnam had $162 billion in assets under management. Putnam has offices in Boston, London, Frankfurt, Tokyo, Singapore and Sydney. For more information, visit putnam.com.

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Putnam Media Contacts:
Jon Goldstein – 617-760-1127 (office), 516-946-5598 (cell), jon_goldstein@putnam.com
Laura McNamara – 617-760-1108 (office), 978-505-0524 (cell), laura_mcnamara@putnam.com